EXHIBIT 10.34

Separation and General Release Agreement

This Separation and General Release Agreement (the "Agreement") is made and entered into, dated for reference purposes as of February 10, 2017 (the “Agreement Date”), and effective as of the "Effective Date" identified in Section 8.7, below, by and between EnerJex Resources, Inc., a Nevada corporation (the "Company"), and Robert G. Watson, Jr. ("Employee"), with reference to the following facts:

Recitals:

A.	Employee has served as Chief Executive Officer of the Company for more than six (6) years, and in that capacity voluntarily agreed to certain reductions in compensation in order to assist the Company in responding to limited cash flow.

B.	Employee has voluntarily resigned as an employee, Chief Executive Officer, and a member of the board of directors of the Company.

C.	The parties have agreed to execute this Agreement in order to confirm the termination of Employee's employment with the Company, set forth the terms on which such salary reduction amounts shall be paid to the Employee as Separation and Consulting Consideration that the Company shall provide to Employee, and memorialize certain releases and additional agreements between the parties.

Agreements:

Now, Therefore, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Final Employment Date

1.1               Confirmation. The parties acknowledge and agree that effective as of the Agreement Date (the "Termination Date"), Employee voluntarily resigned as an employee, Chief Executive Officer, and member of the Board of Directors of the Company.

1.2               Receipt of Final Wages. Employee acknowledges and agrees that he has received payment in full of all accrued wages (including payment for accrued and unused vacation time, if any, subject to the proviso at the end of Section 2.1, below), expense reimbursements, and all other amounts due from the Company to Employee with respect to all periods ended on and prior to the Effective Date.

2.	Separation and Consulting Consideration

2.1               Consideration. Provided that this Agreement becomes effective pursuant to Section 8.7, below, and that Employee discharges his obligations hereunder, the Company agrees that, in order to assist Employee in his transition to new employment and in consideration of Employee’s past services, his services pursuant to this Agreement, and Employee’s other covenants hereunder, the Company shall pay to Employee the sum of One Hundred Ten Thousand Dollars ($110,000) (the "Separation and Consulting Consideration"), which shall be reduced by applicable federal and state tax withholding. The Separation and Consulting Consideration shall be paid as follows (provided that, in any event, shall be paid in full on or before December 31, 2017):

(a)                Commencing February 28, 2017, and continuing on the last day of each of the succeeding calendar months, the Company shall pay to Consultant Five Thousand Dollars ($5,000.00); and

(b)               On the date on which the Company sells or otherwise disposes of all of the assets it currently owns in the States of Colorado and Texas, the Company shall pay to Consultant the remainder of the Separation and Consulting Consideration;

provided, however, if any payment is not timely made on or before the due date therefor and the Company thereafter fails to make such payment within two (2) business days following written demand therefor, then (a) all remaining payments of the Separation and Consulting Consideration thereupon will be accelerated and immediately due, and (b) Employee may assert against the Company a claim for payment of wages for up to one (1) month's accrued and unpaid vacation time.

2.2               Purpose. Employee acknowledges and agrees that the Separation and Consulting Consideration is being furnished in order to assist Employee in his transition to new employment and in consideration of Employee's execution of this Agreement, and that the furnishing of such Separation and Consulting Consideration is not intended and shall not be construed for any purpose as an admission by the Company of any liability to Employee by reason of the termination of his employment with the Company.

3.	Other Agreements

3.1               Return of Property. Employee represents, warrants, covenants, and agrees that:

(a)                Company Property. He has returned to the Company all of the Company Property in Employee's possession or custody. Employee further covenants and agrees that if he hereafter discovers any other Company Property in the possession or custody of Employee, then Employee immediately shall return such Company Property to the Chief Financial Officer of the Company. For purposes of this Agreement, the term "Company Property" shall mean all items of tangible and intangible property owned by or otherwise belonging to the Company, including but not limited to equipment, records, paper and electronic files, memoranda, credit cards, keys, confidential and proprietary information, computer files, passwords, and other physical or personal property and all copies thereof in any form. Company Property shall not include the laptop computer that the Employee has been using while employed by the Company and it is expressly agreed that Employee may retain and use such laptop.

(b)               Employee Property. The Company acknowledges that Employee has certain items of personal property that have been located at the Company's premises or been in the possession or custody of the Company and that the Employee agrees to leave such personal property in place until such time as Employee has requested its removal at Employee’s cost.

3.2               Representations. Employee represents and warrants to the Company that:

(a)                Liabilities. Except for obligations and liabilities incurred by the Company in the ordinary course of Employee's duties as the Company's Chief Executive Officer and in amounts within Employee's authority and consistent with the Company's past practice, Employee has not knowingly caused or created any material liabilities in the name of the Company or any of its affiliates.

(b)               Claims. Except as set forth on Schedule 3.2(b), Employee is not aware of any pending or has received any written notice of any threatened claims by any party which can or may materially charge or burden the Company, any affiliate of the Company, or any of their respective assets, except for (i) claims by trade vendors arising in the ordinary course of the Company's business in usual and customary amounts consistent with the Company's historical experiences, and (ii) such other claims as have been disclosed in writing to the Chief Financial Officer or its board of directors.

3.3               Condition Subsequent. If Employee breaches any of his representations, warranties, covenants, or agreements set forth in this Agreement, then the Company shall (a) not have any obligation to provide any further Separation and Consulting Consideration that has not been provided as of the date on which the Company discovers such breach, and (b) be entitled to recover or rescind the delivery of any portion of the Separation and Consulting Consideration previously provided by the Company. This remedy shall be in addition to all other remedies the Company may have for any such breach.

3.4               Review and Revocation. Employee acknowledges and agrees that:

(a)                Review. This Agreement was first presented to him by the Company on January 20, 2017, and Employee has been provided a period of twenty-one (21) days to review and consider this Agreement before signing it. Employee understands that he may use as much of such 21-day period as he wishes prior to signing, and to the extent Employee has elected to execute this Agreement prior to the expiration of such 21-day period, Employee has done so at his own initiative.

(b)               Revocation. Employee may revoke this Agreement within seven (7) days after signing it by delivering a written notice of revocation to the Company within seven (7) days after Employee signs this Agreement. If Employee so revokes this Agreement within that period of time, then no party shall have any further rights or obligations under this Agreement (and, thereby, the Company shall not have any obligation to provide the Separation and Consulting Consideration).

3.5               Transition Consulting Services. The parties agree that the Company will need transition consulting services from Employee in connection with certain matters in which Employee has been involved during his employment with the Company. Accordingly, in consideration of the covenants of the Company hereunder, to the extent reasonably requested by the Company from time to time during the earlier of either the closing of the sale by the Company of the assets that it currently owns in the States of Colorado and Texas or six (6) months following the Agreement Date, Employee shall:

(a)                Make, execute, and deliver such documents and instruments (e.g., bank signature cards) as may be necessary to transition operating control of the Company and its assets to successor officers and employees of the Company;

(b)               Assist the Company’s officers and work with the company’s advisors (including but not limited to its petroleum engineer providing the reserve report for the Company’s assets that will be referenced in the Company’s annual report on Form 10-K for the period ended December 31, 2016) in connection with their preparation and filing of the Company’s annual report on Form 10-K for the period ended December 31, 2016;

(c)                Sign such sub-certifications as to factual matters with respect to the operations of the Company during the calendar year ended December 31, 2016, as may be reasonably requested by the Company in order to support the certifications that the Company’s officers are required to provide under applicable law in signing the Company’s annual report on Form 10-K for the period ended December 31, 2016; and

(d)               Attend such meetings, participate in such telephone calls, and respond to such emails and other written inquiries as may arise from time to time.

4.	Nondisclosure and Non-Circumvention Agreement; Non-Competition; Non-Solicitation.

4.1               Nondisclosure and Non-Circumvention Agreement. Employee acknowledges that he and the Company previously executed a Nondisclosure and Non-Circumvention Agreement but agrees that this Agreement shall supersede and replace all prior and contemporaneous agreements and understandings to the extent the same relate to the matters addressed in this Section 4, including the previously executed Nondisclosure and Non-Circumvention Agreement.

4.2               Non-Competition. Subject to Section 4.4, below, Employee acknowledges that the nature of the Company's business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company during the period of one (1) year following the Agreement Date, then it would be difficult for Employee not to rely on or use the Company's trade secrets and confidential information in connection with that employment.

(a)                Thus, to avoid the inevitable disclosure of the Company's trade secrets and confidential information, Employee acknowledges and agrees that his right to receive the Separation and Consulting Consideration shall be conditioned upon Employee not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), or having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that directly competes with Company or is a customer of the Company and has operations located within a radius of twenty (20) miles from any property that is leased, owned, or operated by the Company as of the Agreement Date. If Employee engages, invests, or otherwise participates in any competitive activity described in this Section 4.2, then the Company shall (i) not have any obligation to provide any further Separation and Consulting Consideration that has not been provided as of the date on which the Company discovers such activity, and (ii) be entitled to recover or rescind the delivery of any portion of the Separation and Consulting Consideration previously provided by the Company. This remedy shall be in addition to all other remedies the Company may have for any such breach.

(b)               Notwithstanding the foregoing, Employee shall not be deemed to be in violation of the foregoing restriction solely by reason of Employee's owning not more than one percent (1.0%) of the equity securities of any corporation or other business enterprise, the equity securities of which are listed for trading on a national securities exchange.

4.3               Non-Solicitation. Subject to Section 4.4, below, until the date that is one (1) year after the Agreement Date, Employee agrees and acknowledges that Employee's right to receive the Separation and Consulting Consideration shall be conditioned upon Employee not either directly or indirectly soliciting, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or inducing or otherwise causing an employee to leave his or her employment with the Company (regardless of whether to commence employment with Employee or with any other entity or person). If Employee engages in any such activity, then the Company shall (a) not have any obligation to provide any further Separation and Consulting Consideration that has not been provided as of the date on which the Company discovers such activity, and (b) be entitled to recover or rescind the delivery of any portion of the Separation and Consulting Consideration previously provided by the Company. This remedy shall be in addition to all other remedies the Company may have for any such breach.

4.4               Exception.

(a)                Notwithstanding anything in this Section 4 to the contrary, (i) Employee shall be permitted to work and (ii) shall not be deemed to be in violation of his covenants under the foregoing provisions of Section 4 by reason of working as an employee of or consultant to (including in the circumstances where some portion of the compensation for such employment or consulting activity is paid in any working interest, performance incentive bonus or other form of equity compensation) any entity that acquires any portion of the Company's current assets located in Colorado and Texas (an “Excluded Entity”) following the date of such Excluded Entity’s or Excluded Entities’ purchase of such assets.

(b)               Notwithstanding anything in this Section 4 to the contrary, an Excluded Entity shall not be deemed in violation of this Section 4 if the Excluded Entity or Employee, as a representative of Excluded Entity, directly or indirectly solicits, recruits or ultimately employs any employee of the Company.

5.                   Indemnification. The Employee will be entitled to the continued right to indemnification, (i) in accordance with the terms of the Indemnification Agreement between the Company and the Employee dated May 10, 2013 (the “Indemnification Agreement”), (ii) any and all rights to indemnification under the Articles of Incorporation and Bylaws of the Company and (iii) governing statutory and common law. The Company agrees and acknowledges that the foregoing rights are vested contract rights of the Employee and may not be changed in a manner adverse to the Employee. After the Termination Date, the Employee’s right to indemnification and advancement of fees from the Company will continue in accordance with the Indemnification Agreement with respect to all current matters and will be applicable with respect to any and all continuing and/or future investigations or matters that may arise on or after the Termination Date that concern the Employee’s activities while an employee or director of the Company. After the Termination Date, the Company will (a) maintain in force at all times directors’ and officers’ liability insurance for the Employee in an amount and scope at least as favorable as the coverage presently applicable to directors and officers of the Company, and (b) prior to the expiration of the term of any such policy, will procure, pay for, and have in full force and effect either (i) an extended term for such policy, or (ii) a successor or replacement policy of directors’ and officers’ liability insurance, or (iii) a six (6) year tail coverage policy in respect of the Company’s current directors’ and officers’ liability insurance policy.

6.	Release of Claims

6.1               Representations and Covenants

(a)                No Injuries. Employee hereby represents and warrants to the Company that, as of the Agreement Date, Employee is not suffering from any physical or mental injury incurred through work performed in the course and scope of his employment with the Company.

(b)               Ownership of Claims. Employee hereby represents and warrants to the Company that Employee is the sole owner of, and has not assigned to any other person any rights with respect to, any of the claims that Employee is waiving under Section 6.2(a), below.

(c)                No Suits, Etc. Employee hereby (i) represents and warrants to the Company that Employee has not filed any complaints, charges or lawsuits against the Company or any of its affiliates or any of their respective officers, directors, shareholders, or other agents, or with any governmental agency or in any court based upon Employee's employment with the Company, the termination of such employment, Employee's service on the Board of Directors of the Company, or the termination of that service, or the ownership of the stock of the Company; and (ii) covenants and agrees that he will not file any such complaints, charges, or lawsuits at any time hereafter.

6.2               Release and Waiver. Except for "Excluded Claims" (as defined below):

(a)                Release by Employee. Employee hereby releases and discharges the Company and its affiliates, and their respective shareholders, officers, directors, employees, insurance carriers, other agents, vendors, consultants, successors and assigns (all such parties collectively are hereinafter referred to as the "Company Released Parties"), of and from any and all claims, costs, damages, expenses, liabilities, obligations and causes of action, whether known or unknown, of every type and kind whatsoever, which Employee has or may hereafter learn of against any or all of the Company Released Parties, arising from or relating in any way to his employment with the Company or the termination of such employment, including but not limited to claims based upon or relating to: (a) any express or implied employment contract (including but not limited to all employee compensation and benefit plans), including that certain Second Amended and Restated Employment Agreement dated effective December 31, 2014, by and between Employee and the Company; (b) wrongful discharge; (c) claims of discrimination under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and the Texas Labor Code, including Chapter 21 of the Texas Labor Code, which prohibit discrimination based on race, color, age, ancestry, national origin, sex, religion, mental or physical disabilities, or marital status; (d) any other federal, state or local laws or regulations prohibiting employment discrimination; or (e) claims for additional wages, compensation, retirement benefits or other entitlements or benefits.

(b)               Release by the Company. The Company hereby releases and discharges Employee of and from any and all claims, costs, damages, expenses, liabilities, obligations and causes of action, whether known or unknown, of every type and kind whatsoever, which the Company has or may hereafter learn of against Employee, arising from or relating in any way to Employee's employment with the Company or the termination of such employment.

6.3               Excluded Claims. For purposes of this Agreement, the term "Excluded Claims" means any claim arising from (a) a breach by a party of any of his or its obligations, representations (which is material in nature), covenants, or other agreements under this Agreement, (b) claims under any written stock option agreement between Employee and the Company, (c) claims for benefits under any qualified retirement plan sponsored by the Company and in which Employee participates, (d) any right that Employee may have to elect "COBRA" continuation coverage under any group health plan sponsored by the Company, (e) any right that Employee may have to demand indemnification under the Articles of Incorporation or Bylaws of the Company, any written indemnification agreement between the Company and Employee, or applicable law, or (f) fraud.

7.                   Voluntary Execution. EMPLOYEE HEREBY ACKNOWLEDGES AND AGREES THAT: (A) EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT; (B) EMPLOYEE FULLY UNDERSTANDS HIS RIGHT TO DISCUSS THIS AGREEMENT WITH HIS ATTORNEY AND, TO THE EXTENT THAT EMPLOYEE SO DESIRED, EMPLOYEE HAS AVAILED HIMSELF OF THIS RIGHT; (C) EMPLOYEE UNDERSTANDS AND AGREES WITH EACH OF THE TERMS AND CONDITIONS OF THIS AGREEMENT; AND (D) EMPLOYEE HAS VOLUNTARILY ENTERED INTO THIS AGREEMENT FREELY AND WITHOUT COERCION.

8.	Miscellaneous

8.1               Notices. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (a) when personally delivered, (b) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, (c) on the date on which transmitted by facsimile or other electronic means producing a tangible receipt evidencing a successful transmission, or (d) on the next business day after the date on which deposited with a nationally-recognized private courier (e.g., FedEx, DHL, UPS, etc.) for overnight delivery, addressed to the party for whom intended at the mailing address, email address, or facsimile number set forth on the signature page of this Agreement for such party, or such other mailing address, email address, or facsimile number, notice of which has been delivered in a manner permitted by this Section 8.1.

8.2               Further Assurances. Each party agrees, upon the request of another party, to make, execute, and deliver such agreements, instruments, and other documents, and to take such additional actions, as may be reasonably necessary to effectuate the purposes of this Agreement.

8.3               Complete Agreement; Amendments. This Agreement contains the entire agreement and understanding between the parties and supersedes and replaces all prior and contemporaneous agreements and understandings, whether oral or written, concerning Employee's employment with the Company and the termination thereof; and shall not be modified or amended, except by a written instrument executed after the Effective Date hereof by the party sought to be charged with such amendment or modification.

8.4               Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the applicable provisions of the law of the State of Texas (other than its conflict-of-law principles). Each party hereby consents to the jurisdiction of the courts of the State of Texas for purposes of all actions commenced to construe or enforce this Agreement. The parties agree that the exclusive venue for all actions arising hereunder shall be the courts of the State of Texas located in San Antonio, Texas, and hereby covenant and agree not to assert that such forum is in any way inconvenient or inappropriate.

8.5               Attorneys' Fees. If any action is commenced to construe this Agreement or enforce the rights and duties set forth herein, then the party prevailing in that action shall be entitled to recover its costs and fees in that action, as well as the costs and fees of enforcing any judgment entered therein.

8.6               Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which, taken together, shall constitute one and the same instrument, binding on each signatory thereto. A copy of this Agreement that is executed by a party and transmitted by that party to the other party by facsimile or as an attachment (e.g., in ".tif" or ".pdf" format) to an email shall be binding upon the signatory to the same extent as a copy hereof containing that party's original signature.

8.7               Effective Date. The "Effective Date" of this Agreement shall be the first day as of which Employee's seven-day revocation period described in Section 3.4(b), above, expires without Employee having delivered to the Company a written notice of revocation of this Agreement.

[Signatures appear on the following page.]

In Witness Whereof, the parties hereto have executed this Separation and General Release Agreement, to be effective as of the Effective Date.

"Company:"		"Employee:"

EnerJex Resources, Inc., a Nevada corporation

By:
	Name:	Robert G. Watson, Jr.
Title:

Date:		Date:

Address, Facsimile No. and Email for Notices	Address, Facsimile No. and Email for Notices:

EnerJex Resources, Inc.
Attn: Chief Financial Officer	Mr. Robert G. Watson, Jr.
EnerJex Resources, Inc	123 Evans Avenue
4040 Broadway, Ste. 508	San Antonio, TX 78209
San Antonio, TX 78209

Facsimile No.: (210) 451-5546	Facsimile No.: (210) 451-5546

Email: dwright@enerjexresources.com	Email: rwatson@enerjexresources.com

With a copies to:

Michael E. Pfau, Esq.
Reicker, Pfau, Pyle & McRoy LLP
1421 State Street, Suite B
Santa Barbara, California 93101

Facsimile No.: (805) 966-3320
Email: mpfau@rppmh.com

Schedule 3.2(b)

Claims

•	Geronimo Holding Corporation and Randall Capps vs. American Standard Energy Corp., a Nevada Corp.; American Standard Energy Corp., A Delaware Corp.; Loeb & Loeb, LLP; Bernard Given; Baylor Operating, LLC; and Enerjex Resources, Inc.
•	C & F Ranch, L.L.C. vs. Enerjex Kansas, Inc.